EXHIBIT 19.1
CHATHAM LODGING TRUST
INSIDER TRADING POLICY

Purpose

To provide standards concerning the handling of non-public information relating to Chatham Lodging Trust (the “Company”) and the buying and selling of the Company’s securities.

Persons Affected

This policy applies to all trustees and employees of the Company and its subsidiaries, and their Related Parties (as defined below). All such persons are “Covered Persons” for purposes of this policy.

Policy Statement

If a Covered Person has material non-public information relating to the Company, it is our policy that neither that person nor any related person may buy or sell any of the Company’s securities or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to information relating to any other company, including our competitors, franchisors, hotel lessees, hotel operators (including Island Hospitality Management, Inc. (“IH”)) and vendors, whether obtained in the course of employment with, or service to, the Company or by serving as a trustee of the Company, the disclosure of which information may have an effect on the price of the Company’s securities.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

Material Information. “Material information” is any information that a reasonable investor would consider important in a decision to buy, hold or sell the Company’s securities; in short, broadly stated and broadly construed, this is any information that could reasonably affect the price of the Company’s securities.

Examples. Common examples of information that will frequently be regarded as material are: information about unpublicized earnings or losses; news of a pending or proposed merger, significant acquisition or tender offer; news of a significant sale of assets or the disposition of a subsidiary; changes in distribution policies or the declaration of a share split or the offering of additional securities; changes in top management; impending bankruptcy or financial liquidity problems; and the gain or loss of a substantial franchisor or hotel operator. Both positive and negative information may be regarded as material.

Non-public Information. “Non-public information” information is any information about the Company or another company that has not been disclosed generally to the marketplace.

All information that you learn about the Company or another company or their respective business plans in connection with your employment is potentially non-public information until publicly disclosed by the Company.

Material Non-public Information. “Material non-public information” is material information that is also non-public information.

Transactions Scrutinized With the Benefit of Hindsight. Remember, if your securities transactions become the subject of scrutiny, they will be viewed after the fact and with the benefit of hindsight. For people alleged to have committed an insider trading violation, it is extremely difficult to disprove knowledge of an arguably material matter after the fact. As a result, before engaging in any securities transaction, you should always carefully consider how regulators and others might view your transaction in hindsight. If in doubt, you should consult with the Company’s General Counsel or simply forgo the transaction.

Transactions By “Related Parties.” The very same restrictions as described above apply to your spouse, immediate family members and anyone else living in your household, and entities such as trusts, corporations, partnerships and estates over which you have or share common control (collectively, “Related Parties”). Covered Persons are expected to be responsible for compliance with this policy statement by their Related Parties.

Tipping Information to Others. Covered Persons must not pass material non-public information on to others. Civil and criminal penalties apply whether or not you derive any profit or other benefit from another’s actions. So, if you knowingly provide material non-public material information to anyone (whether a friend, relative or complete stranger) and that person then buys or sells the Company’s securities, both you and the other person that made the trade could be subject to a substantial penalty and to potential action by the United States Securities and Exchange Commission.

Window Periods. The Company has established “trading window” periods during which trading in the Company’s securities is permitted – provided the person causing the transaction does not possess material non-public information – and outside of which trading in the Company’s securities it prohibited:

(1) Trustees, officers and “corporate employees” of the Company and IH and their respective Related Parties may, subject to the foregoing limitations, only buy or sell the Company’s securities during the 45-day period commencing on the second business day after the release of the Company’s quarterly earnings. No securities trades by such persons may take place outside this period. For purposes of this policy, “corporate employees” means all (a) employees of the Company’s Accounting, Administration, Human Resources, Operations (having titles of Vice President or higher) and Legal departments; “officers” means employees having titles of Vice President or higher; and “IH Restricted Persons” means officers of IH’s Accounting, Administration, Human Resources, Operations and Legal departments.

(2) All employees of the Company and IH other than trustees, officers and corporate employees and their respective Related Parties may, subject to the foregoing limitations, only buy or sell the Company’s securities at any time other than the one-week period before the Company’s release of its quarterly earnings. To assist you, the Investor Relations department will distribute a notice each quarter of the date the Company will be announcing its earnings (generally, two or three weeks after the end of the quarter and three to four weeks after the end of the fiscal year).

However, from time to time, the Company may determine that trading in our shares is inappropriate even during the established window period and, accordingly, we may “close” the window period at any time. If we make such a decision, you will receive notice of any modification of the window period policy or of any prohibition on trading during the established window period. In addition, you should remember that, even if the window is otherwise open for someone else, you cannot trade if you are in possession of material non-public information.

Share Options are subject to this trading window only to the extent the underlying shares are sold in the public market. You may exercise your share options and hold the shares at any time, even when the window is closed. However, you may not sell any shares to cover the exercise price when the window is closed.

Any trades made outside the applicable established window period may be permissible if they are undertaken in connection with any trading plan pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that may subsequently be adopted by the Board of Trustees.

Additional Prohibited Transactions

Because we believe its is improper and inappropriate for any of the Company’s personnel to engage in short-term or speculative transactions involving the Company’s securities, it is the policy of the Company that trustees, officers and employees should not engage in any of the following activities with respect to the Company’s securities:

“In and out” trading in the Company’s securities. Covered Persons who purchase, or cause to be purchased, the Company’s securities in the open market must hold those securities for a minimum of six months. Note that the SEC also has a short-swing profit recapture rule that already effectively prohibits executive officers and trustees from selling any securities within six months of a purchase. The six-month hold period does not cover shares acquired as a result of exercising stock options.

Short sales (i.e., selling securities you do not own and borrowing the securities to make delivery).

Buying or selling puts or calls on the Company’s securities.
Pre-Clearance of All Trades

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, if an officer engages in a trade while unaware of a pending major development), you are required to have proposed trades pre-cleared as follows.

All transactions in the Company’s securities by Covered Persons or IH Restricted Persons (including their respective Related Parties) must be pre-cleared by the Company’s Chief Executive Officer, who will consult with the Company’s insider trading compliance officer and/or the Company’s outside legal counsel. You must contact the Chief Executive Officer in writing at least 24 hours in advance of the contemplated transaction. The Chief Executive Officer’s pre-clearance decisions on all such requests shall be made in his or her own discretion, and all such decisions shall be final and binding. If the proposed transaction is not cleared and the person proposing the transaction nevertheless proceeds with it, it shall be a violation of this policy, and the person in question will be subject to disciplinary action by the Company (or, in the case of IH Restricted Persons, by IH), in addition to facing potential penalties at law.

Following any such pre-clearance, the Chief Executive Officer will provide written notification within 12 hours to (a) the Audit Committee of the Board of Trustees of all such securities transactions contemplated by trustees, officers and employees of the Company and its subsidiaries and (b) separately to the Board of Directors of IH, in the case of IH Restricted Persons.

Note that Covered Persons have the ultimate responsibility for adhering to this Policy Statement and avoiding improper trading and that preclearance is not an assurance that an insider trading violation will not be found to have occurred. Any action on the part of the Company or its legal counsel pursuant to this policy does not in any way constitute legal advice or insulate a Covered Person from liability under applicable securities laws.

Exception for Approved Rule 10b5-1 Plans

Notwithstanding the foregoing prohibitions in this policy, Covered Persons and IH Restricted Persons may engage in market transactions involving the Company’s securities while in possession of material non-public information or outside any trading window if any such transaction is made pursuant to a pre-approved plan for transactions in Company securities that meets the conditions specified in Rule 10b5-1 promulgated under the Exchange Act (a “Rule 10b5-1 Plan”).

Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. A Rule 10b5-1 Plan must specify in advance (including by formula) the amount, pricing and timing of transactions. No Rule 10b5-1 Plan may be entered into outside of a trading window period or when the person entering into the plan is in possession of material non-public information. Once you have entered into a Rule 10b5-1 Plan, you must not alter or deviate from the plan or cause any alteration or deviation from the plan to occur. Adoption of a Rule 10b5-1 Plan does not relieve a person of the obligation to comply with other relevant securities laws, including Section 16.

A proposed Rule 10b5-1 Plan (or any amendment to an existing Rule 10b5-1 Plan) must be approved in advance in writing by the Chief Executive Officer. Any proposed Rule 10b5-1 Plan for the Chief Executive Officer must be approved in advance in writing by the Chair of the Nominating and Corporate Governance Committee. Any proposed Rule 10b5-1 Plan (or any proposed amendment to a Rule 10b5-1 Plan) must be submitted for pre-approval at least five business days prior to execution. In addition, Covered Person or IH Restricted Person considering terminating a Rule 10b5-1 Plan must notify the Chief Executive Officer at least five business days prior to terminating the Rule 10b5-1 Plan.

It is the Company’s policy that (i) a Rule 10b5-1 Plan must meet all applicable rules and regulations, including the affirmative defense conditions of Rule 10b5-1(c) under the Exchange Act; (ii) a Rule 10b5-1 Plan must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 or any securities laws; and (iii) a Covered Persons or IH Restricted Person that adopts a Rule 10b5-1 Plan must at all times act in good faith with respect to the plan.

Assistance; Responsibility

Any person who has any questions about this policy or about specific transactions, or who desires assistance in completing any required forms, may contact the Company’s Chief Executive Officer at (561) 802-4477 or via e-mail at jfisher@cl-trust.com.

Remember, however, that the ultimate responsibility for adhering to the policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment at all times and, if you are unclear as to a particular matter or contemplated transaction, please do not hesitate to seek clarification before you engage in a securities transaction involving the Company’s securities.

For trustees and executive officers, this responsibility includes facilitating the timely filing with the SEC and New York Stock Exchange of all reports required by Section 16 of the Exchange Act (including reports on Form 144, Form 3, Form 4 and Form 5) concerning their beneficial ownership of and trading in the Company’s securities.

Each Covered Person and IH Restricted Person will be asked to review this policy once annually and to provide a written certification to the Company (in the case of IH Restricted Persons, to the IH Board of Directors), using the form of certificate attached hereto, that he or she understands and agrees to comply fully with the terms and conditions of this policy. Failure to complete the annual certification form, observe the Company’s restrictions regarding insider trading, or act in a manner consistent with this policy may result in such disciplinary actions as the Company deems appropriate under the circumstances.

Amendment

The Board of Trustees reserves in its sole discretion the right to amend this policy at any time.

As adopted by the Board of Trustees on December 12, 2023.

CERTIFICATE

TO: Chatham Lodging Trust (the “Company”)
c/o Chief Executive Officer

FROM:
(Please print or type your full name here)

RE: Insider Trading Policy

I have read and I understand the Insider Trading Policy of the Company (the “Policy”) regarding trading in the Company’s securities or trading based upon confidential information obtained in the course of my association with the Company.

I agree to comply with those policies set forth in the Policy and all procedures relating thereto. Further, I confirm that during the past year (or such shorter period for which I have been associated with the Company) I have complied with any and all applicable policies and procedures that were in effect during that time.

Date Signature